Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of the use of information contained in our reports dated February 19, 2013 setting forth the estimates of revenues from Bonanza Creek Energy, Inc.’s oil and gas reserves as of December 31, 2012, and to all references to our firm in the Annual Report of Bonanza Creek Energy, Inc. on Form 10-K for the year ended December 31, 2014, which Annual Report is incorporated by reference in this Registration Statement on Form S-3. We hereby also consent to the use of our name as it appears under the caption “Experts” in this Registration Statement on Form S-3.

Yours truly,
CAWLEY, GILLESPIE & ASSOCIATES

J. Zane Meekins, P.E.
Executive Vice President

Fort Worth, Texas
February 26, 2016